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                                                                     Exhibit 2.3

                           Fireman's Fund Insurance Company


                                    March 5, 1997

Mr. Lawrence Martinez
Crop Growers Corporation
Executive Centre II
10895 Lowell, Suite 300
Overland Park, Kansas 66210

Re: Letter of Intent re Revolving Credit Working Capital Facility

Dear Larry:

This letter sets forth the key terms discussed in our recent conversations with Crop Growers Corporation ("Crop Growers") regarding the proposed $15 million revolving credit working capital facility ("Revolving Credit Facility") to be provided to Crop Growers by Fireman's Fund Insurance Company ("Fireman's Fund").

The Revolving Credit Facility will be available in the event Crop Growers, after using its reasonable best efforts, is unable to obtain a working capital facility from a commercial bank or banks on reasonable terms not involving any guarantee or similar support by Fireman's Fund, by March 31, 1997.

An express condition precedent to Fireman's Fund providing the Revolving Credit Facility to Crop Growers shall be in the execution of an Acquisition Agreement ("Acquisition Agreement") between Fireman's Fund and Crop Growers for Fireman's Fund's acquisition of all of the shares of Crop Growers and the absence of any default or termination by Crop Growers thereunder. This Letter of Intent shall be attached to and/or incorporated into the terms and conditions of the Acquisition Agreement as an express condition of the Acquisition Agreement.

Further, the terms and conditions of the proposed Revolving Credit Facility shall include those specified on the attached "Crop Growers Executive Summary" of "Terms and Conditions--Working Capital Financing" and to be incorporated into a revolving credit agreement.

If you agree to the terms set forth herein, please signify your agreement by countersigning a copy of this Letter of Intent and returning it to me.

Very truly yours,


Harold N. Marsh III
Senior Vice President & Treasurer

Attachment


Agreed & Accepted

CROP GROWERS CORPORATION

/s/Lawrence T. Martinez
By: Lawrence T. Martinez
 Its: Chief Executive Officer
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                           Fireman's Fund Insurance Company


                                    March 5, 1997

Mr. Lawrence Martinez
Crop Growers Corporation
Executive Centre II
10895 Lowell, Suite 300
Overland Park, Kansas 66210

Re: Letter of Intent re Revolving Credit Working Capital Facility

Dear Larry:

This letter sets forth the key terms discussed in our recent conversations with Crop Growers Corporation ("Crop Growers") regarding the proposed $15 million revolving credit working capital facility ("Revolving Credit Facility") to be provided to Crop Growers by Fireman's Fund Insurance Company ("Fireman's Fund").

The Revolving Credit Facility will be available in the event Crop Growers, after using its reasonable best efforts, is unable to obtain a working capital facility from a commercial bank or banks on reasonable terms not involving any guarantee or similar support by Fireman's Fund, by March 31, 1997.

An express condition precedent to Fireman's Fund providing the Revolving Credit Facility to Crop Growers shall be in the execution of an Acquisition Agreement ("Acquisition Agreement") between Fireman's Fund and Crop Growers for Fireman's Fund's acquisition of all of the shares of Crop Growers and the absence of any default or termination by Crop Growers thereunder. This Letter of Intent shall be attached to and/or incorporated into the terms and conditions of the Acquisition Agreement as an express condition of the Acquisition Agreement.

Further, the terms and conditions of the proposed Revolving Credit Facility shall include those specified on the attached "Crop Growers Executive Summary" of "Terms and Conditions--Working Capital Financing" and to be incorporated into a revolving credit agreement.

If you agree to the terms set forth herein, please signify your agreement by countersigning a copy of this Letter of Intent and returning it to me.

Very truly yours,

/s/Harold N. Marsh III
Harold N. Marsh III
Senior Vice President & Treasurer

Attachment


Agreed & Accepted

CROP GROWERS CORPORATION


By:
 Its:

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                                      CROP GROWERS
                                  Executive Summary

                   TERMS AND CONDITIONS - WORKING CAPITAL FINANCING


TERMS AND CONDITIONS

Borrower:                  Crop Growers Corporation ("CGRO") and its
                           majority-owned agency subsidiaries

Guarantor:                 None

Type of Financing:         Revolving Line of Credit

Amount:                    up to $15 million (maximum)

Use of Proceeds:           Provide working capital financing

Collateral:                Pledge of all assets, including security interest in
                           expiration rights and records, of CGRO and each of its agency subsidiaries

Borrowing Base:            To be determined (based on MPCI expense
                           reimbursement and underwriting gain receivable by CGRO at time of advance)

Term:                      One year facility

Interest Rate:             Bank of America Base Rate

Fees:                      None

Source of Repayment:       Collection of MPCI expense reimbursement
                           (commissions) and underwriting gain under MPCI and other farm and crop insurance programs

Repayment Schedule:        Interest payments monthly/arrears/due 1st of month
                           Interest calculation - actual days/360 basis
                           Annual cleanup by October 1 (30 days)

Prepayment Provisions:     Prepayment allowed without penalty (mandatory if
                           Borrower accepts an Acquisition Proposal other than the Acquisition)

Conditions Precedent:      Completion of customary loan documentation

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Financial Covenants:       In addition to the financial reporting covenants
                           currently in the MGA, CGRO will not, during the term of FFIC's financing:
                                --pay dividends or retire, redeem any of its
                                  stock (except for Series A Preferred Stock)
                                --incur any indebtedness, with specified
                                  exceptions
                                --make any acquisitions or expenditures for
                                  fixed assets (in excess of $500,000)
                                --make any capital contributions to any
                                  affiliate
                                --create, incur, assume liens with specified
                                  exceptions, without FFIC consent
                                --sell assets, with specified exceptions,
                                  without FFIC consent




                           Maintenance of financial ratios and minimum tangible net worth to be determined

Default Rate:              Customary terms and practices

Reporting requirements:    SEC Forms 10-K and 10-Q within 5 days of filing due
                           date Monthly borrowing base certificate

Subject To:                Legal and documentation review